Exhibit 99.1

Press Release Source: Carbon Sciences Inc.

Carbon Sciences Names Byron Elton President & COO

New Executive to Help Raise Public Awareness of the Company's Breakthrough CO2 to Fuel Technology

Monday January 5, 2009, 4:01 am EST

SANTA BARBARA, CA--(MARKET WIRE)--Jan 5, 2009 -- Carbon Sciences Inc. (OTC BB:CABN.OB - News), the developer of a breakthrough technology to transform carbon dioxide (CO2) emissions into gasoline and other fuels, announced today that Byron H. Elton has joined the company as President and Chief Operating Officer. Mr. Elton, an experienced media and marketing executive, will lead the effort to raise public awareness of the company's breakthrough CO2 to fuel technology.

Derek McLeish, the company's Chairman and CEO, commented, "This is a major coup for a young company to land a business leader with such experience. I am very excited about working with Byron and believe that he will help us establish Carbon Sciences as a leader in the field of renewable energy. Byron brings a unique blend of business experience and personal commitment to environmental ideals." Mr. McLeish continued, "With Byron on board to manage our capital markets and business development efforts, we'll be able to focus our efforts to deliver the prototype demonstrating our innovative biocatalytic CO2 to fuel process in the first quarter of this year."

"This is a great opportunity for me join the Carbon Sciences team and be part of this breakthrough that can make a meaningful contribution to developing another source of renewable energy and mitigating CO2 emissions," stated Mr. Elton. "At AOL, I was part of the Internet revolution that swept the world. However, the renewable energy revolution will be of far greater consequence. Not only must we reduce our dependence on oil, but we must also seek solutions that are sustainable. Entrepreneurial efforts such as ours can help lead the way, and reap enormous financial rewards."

Mr. Elton is an experienced media and marketing executive with a proven record in pioneering new business development strategies and building top-flight marketing organizations. He previously served as Senior Vice President of Sales for Univision Online. Mr. Elton served for eight years as an executive at AOL Media Networks, where his assignments included Regional Vice President of Sales for AOL and Senior Vice President of E-Commerce for AOL Canada. His broadcast media experience includes leading the ABC affiliate in Santa Barbara, California and the CBS affiliate in Monterrey, California, in addition to serving as President of the Alaskan Television Network.

About Carbon Sciences Inc.

Carbon Sciences Inc. is developing a breakthrough technology to transform carbon dioxide (CO2) emissions into the basic fuel building blocks required to produce gasoline, diesel fuel, jet fuel and other portable fuels. Innovating at the intersection of chemical engineering and bio-engineering disciplines, we are developing a highly scalable biocatalytic process to meet the fuel needs of the world. Our solution to energy and climate challenges is a sustainable world of fuel consumption and climate stability by transforming CO2 into fuel. For example, Carbon Sciences' breakthrough technology can be used to transform CO2 emitted from fossil fuel power plants into gasoline to run cars and jet fuel to fly aircraft. To learn more about Carbon Sciences, please visit our website at http://www.carbonsciences.com.

Contact:

     Media Relations Contact:

     Denyse Dabrowski
     Avalanche Strategic Communications
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     (201) 488-0049